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                                                                    EXHIBIT 10.3

[DVI FINANCIAL SERVICES INC. LETTERHEAD]


Kevin O'Boyle, CFO
ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA 92675

Dear Mr. O'Boyle:

DVI Financial Services Inc. is pleased to inform you of our commitment to provide financing subject to the terms and conditions outlined in this letter:

Lessee:               ChromaVision Medical Systems, Inc.

Lessor:               DVI Financial Services Inc.

Equipment/
Collateral:           Various New Automated Intelligent Microscope
                      Systems

Amount of Facility:   Not to exceed $1,000,000.00, however,
                      Lessor's initial financing arrangements under this non-revolving facility shall not exceed $750,000.00.
                      Fundings in excess of the $750,000.00 referenced herein shall not occur until at least 12 months from the date of the first funding under this facility and after all the conditions referenced under "Additional Requirements" are fulfilled.

Term: Each of the first three (3) transactions under the initial $750,000.00 facility shall not exceed 18 months. Transactions subsequent to the first three shall not exceed 36 months. Payments under each schedule are to be made in advance.

Yield:                12.6 %

                      The yield is based on lending conditions prevalent as of,the date set forth above. In the event of an increase in 30 month Treasury Notes prior to Lessee s acceptance of the each item of equipment, Lessor reserves the right to adjust the payments accordingly to reflect such an increase in Lessor's cost of funds.

Interim Financing:    Depending upon the Closing Date of each
                      transaction, the first payment shall be due on either the lst or the 15th of each month. Interim Financing charges will, therefore be assessed for the time between the Closing Date and the date of the first payment. These charges will be assessed on a pro-rata basis, based on the number of days between the Closing Date and the date of the first payment.

Expiration of
Facility:             All fundings under this $750,000.00 facility shall occur
                      on or before the close of business on May 12, 1999.



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End of Lease:         At the end of each lease Lessee will have the
                      option to purchase all but not less than all of the equipment for $1.00.

Additional Fees:      Lessee will be required to reimburse Lessor for any
                      out-of-pocket expenses including, but not limited to lien searches, filing fees and documentation fees. Additional fees shall not exceed $1,000.00 per transaction.

Maintenance,          Maintenance, insurance, taxes and all items of a
Insurance & Taxes:    similar nature will be the responsibility of the Lessee.

Documentation:        The following documents shall be satisfactorily executed
                      by the Lessee. The Lessor reserves the right to require additional documentation, if necessary, to perfect
                      Lessor's interest in the collateral.

                      Master Equipment Lease
                      Equipment Schedule
                      Secretary's Certificate
                      UCC Financing Statement
                      Pay Proceeds Letter
                      Delivery and Acceptance Certificate
                      Assignment of Sub-leases

Additional
Requirements:      1. In the event that Lessee is notified that a separate
                      510(k) approval for the Triple Plus screen for Down Syndrome is required, and such approval is not received by 10/1/98, advances under this facility will cease until such approval is received.

                   2. Each individual financing under the facility will be
                      contingent upon review by Lessor of the underlying contract with the identified end user and any other financial information deemed necessary by the Lessor to complete such review.

                   3. Lessor reserves the right to request additional
                      information through the Lessee from the individual end users through out the term of the relationship to evaluate the effectiveness, value and market acceptance of the collateral.

                   4. Initial fundings under the facility shall be limited to
                      $750,000.00 up to the close of business on May 12, 1999. Further fundings under the requested $1,000,000.00 facility will be dependent upon Lessee realizing no material negative variance from its published projections, to be determined at the sole discretion of Lessor.

                   5. Lessee agrees to maintain and make available quarterly
                      end user reports detailing monthly usage and rental streams for each end user.

Disbursement          Lessor will advance funds upon completion and receipt of
of Funds:             the following:

                   1. This approval letter has been executed and returned and
                      Lessor is in receipt of reimbursement for any out-of-pocket expenses.

                   2. All documentation as required by Lessor has been properly executed and returned to Lessor.

                   3. All terms and conditions expressed herein have been met to the satisfaction of Lessor.


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Material Adverse
Change: If, in the sole discretion of the Lessor, there has occurred a material adverse change in the financial condition of the Lessee, then this commitment shall be considered canceled.

If you wish to proceed, please return an executed copy of this letter, along with a $10,000.00 (1%) commitment fee to be applied to the first rental on each lease schedule until exhausted, to the attention of the undersigned by May 25, 1998, after which time this approval will expire. Any changes to the terms and conditions expressed herein, without the written consent of DVI, will void this approval. This letter replaces and supersedes any previous proposals or offerings.

                                             Very truly yours,


                                             Mark J. Gallagher




Acknowledged & Accepted:

BY: [SIG]
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TITLE:
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       VP & CFO

DATE: 05/15/98
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